Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Wayne Mackie Executive Vice President, CFO CRA International 617-425-3740	Jim Buckley Executive Vice President Sharon Merrill Associates, Inc. 617-542-5300

CRA INTERNATIONAL REPORTS THIRD QUARTER FISCAL 2007
FINANCIAL RESULTS

Domestic and International Demand Drives 16% Revenue Growth;

Net Income Flat on Office Openings and Increased Costs

BOSTON, Mass., September 27, 2007 — CRA International, Inc. (Nasdaq: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today reported financial results for its fiscal third quarter, the sixteen weeks ended August 31, 2007.

Revenue for the third quarter of fiscal 2007 increased 16.2 percent to $124.3 million from $107.0 million for the third quarter of fiscal 2006.  Net income for the third quarter of fiscal 2007 was $8.6 million, or $0.72 per diluted share, compared with net income of $8.7 million, or $0.71 per diluted share, in the comparable period of fiscal 2006.  Weighted average diluted shares outstanding used to calculate earnings per share in the third quarter of fiscal 2007 were 12.0 million versus 12.3 million in the third quarter of fiscal 2006.

Revenue for the first three quarters of fiscal 2007 was $295.9 million, a 12.3 percent increase from $263.6 million in the same period a year earlier.  Net income for the first three quarters of fiscal 2007 was $22.3 million, a 5.7 percent increase from $21.1 million in the first three quarters of fiscal 2006.  Earnings per diluted share were $1.81 in the first three quarters of fiscal 2007, compared with $1.73 in the first three quarters of fiscal 2006.  Weighted average diluted shares outstanding used to calculate earnings per share in the first three quarters of fiscal 2007 were 12.3 million, versus 12.2 million in the first three quarters of fiscal 2006.

Comments on the Third Quarter

“We are pleased that third-quarter revenue increased more than 16 percent led by significant contributions in several of our U.S.-led practice areas including Competition, Transfer Pricing, and Finance,” said James C. Burrows, CRA’s president and chief executive officer.  “The growth was almost entirely organic.  In particular, we were pleased to see our overall Finance platform rebound from a challenging second quarter.  Within our business consulting group, our Energy &

Environment and Chemicals & Petroleum practices were our top performers during the quarter, contributing to CRA’s continued strong international growth.”

“Overall hiring in the quarter was successful, as we attracted a number of industry experts in their respective fields,” Burrows said.  “In conjunction with some of these hirings, we made the strategic decision to focus on internally generated growth and to invest in additional offices beyond our original plan for 2007.  During the quarter, CRA opened an office in Hamburg, Germany and two new domestic offices in Tallahassee and Austin.  Based on the demand for our services, we determined that these offices, which raise our operating costs in the near-term, were necessary investments in our long-term growth through expanded service offerings in our Labor and Employment, Financial Markets, and Chemicals & Petroleum practices, respectively.  Our occupancy costs increased approximately $1.8 million during the quarter as compared to the third quarter of 2006, reflecting our new offices, the relocation of our London facilities, which we moved into during the quarter, and an expansion of our New York office.”

“In addition to the expenses related to these office openings and other infrastructure investments, our bottom-line was hindered by the combination of several factors,” said Burrows.  “First, we incurred a $245,000 charge related to a software write-off.  Second, we recorded a foreign exchange rate loss of approximately $225,000 in the quarter.  And lastly, our indirect travel expenses, which essentially represent a marketing investment, increased by nearly $1 million as compared to the third quarter of 2006.  As a result of these higher costs, earnings were flat compared to the same period of 2006.”

“A 1.9 percentage point increase in client reimbursable expenses as a percent of revenue from the third quarter of 2006 lowered our gross margin and operating income percentages in the third quarter of 2007,” Burrows said.  “Client reimbursable expenses carry little to no mark-up for the Company.”

“Our utilization rate in the third quarter of 2007 showed a modest improvement over the sequential second quarter increasing to 76 percent despite the summer holiday season,” Burrows said.  “We remain on track towards our annual goal of achieving fiscal 2007 utilization of 76 to 78 percent.  We expect to be at the low end of the range based on year-to-date utilization of 76 percent.”

During the quarter, the Company bought back approximately 915,000 shares under its previously announced stock repurchase program.

Outlook and Financial Guidance

“For the fourth quarter of fiscal 2007, we expect continued strong demand for our services across our three business platforms and a return to more normalized margins,” said Burrows.  “Based on this outlook and current market conditions, we continue to anticipate revenue growth in the range of 10 to 12 percent for the year.  We expect to achieve the high end of this range.  Our previous guidance reflected annual net income growth in the mid to high teens percent range, and an EPS growth rate in the range of 12 to 18 percent over fiscal 2006.  We expect to be at the low end of the range for net income growth and the middle part of the range for EPS growth.”

The Company’s fiscal 2007 EPS growth estimate assumes an average diluted share count of 12.1 million shares for the year (assuming no further stock repurchases in 2007) and a stock price of $48.66, which was derived from the average of the past 10 trading days.  Deviations from this stock price will cause EPS to vary based on share dilution from CRA’s stock options and convertible bonds.

Conference Call/Webcast Information

CRA International will host a conference call this morning at 9:00 a.m. ET to discuss its third-quarter fiscal 2007 financial results.  To listen to a live webcast of the conference call, please visit the Investor Relations section of CRA’s website, www.crai.com.  CRA’s third-quarter fiscal 2007 conference call also can be heard live by dialing (913) 981-5591 or (877) 502-9276 prior to the start of the call.  A replay of the call also will be available on the Company’s website.

About CRA International

Founded in 1965, CRA International is a leading provider of economic and financial expertise and management consulting services.  Working with businesses, law firms, accounting firms, and governments, CRA is a preferred consulting firm for complex assignments with pivotal and high-stakes outcomes.  The firm is distinguished by a unique combination of credentials: deep vertical experience in a variety of industries; broad horizontal expertise in a range of functional disciplines; and rigorous economic, financial, and market analysis.  CRA offers a proven track record of thousands of successful engagements in regulatory and litigation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management.  Headquartered in Boston, the firm has sixteen offices within the United States and ten offices in Canada, Europe, the Middle East, and the Asia Pacific region.  Detailed information about CRA is available at www.crai.com.

Statements in this press release concerning the future business, operating results, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, changes in the Company’s effective tax rate, share dilution from the

Company’s convertible debt offering and stock options, the impact of Financial Accounting Standards Board Statement No. 123R and total stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its recent acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect our practice areas, management of new offices, the potential loss of clients, dependence on growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

CRA’s consolidated statements of income and consolidated balance sheets are attached.

CRA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Sixteen Weeks Ended	Sixteen Weeks Ended	Forty Weeks Ended	Forty Weeks Ended
	August 31, 2007	September 1, 2006	August 31, 2007	September 1, 2006

Revenues	$124,301	$107,001	$295,938	$263,568
Costs of services	77,194	67,029	185,083	163,560
Gross profit	47,107	39,972	110,855	100,008

Selling, general and administrative expenses	32,120	24,984	75,353	64,939
Income from operations	14,987	14,988	35,502	35,069

Interest and other income (expense), net	316	442	1,510	967
Income before provision for income taxes, minority interest, and equity method investment gain (loss)	15,303	15,430	37,012	36,036
Provision for income taxes	(6,519)	(6,218)	(14,179)	(14,575)
Income before minority interest and equity method investment gain (loss)	8,784	9,212	22,833	21,461
Minority interest	—	—	—	141
Equity method investment gain (loss), net of tax	(196)	(496)	(528)	(496)
Net income	$8,588	$8,716	$22,305	$21,106

Net income per share:
Basic	$0.77	$0.76	$1.96	$1.85
Diluted	$0.72	$0.71	$1.81	$1.73

Weighted average number of shares outstanding:
Basic	11,133	11,529	11,363	11,389
Diluted	11,955	12,252	12,322	12,207

CRA INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	August 31, 2007	November 25, 2006

Assets
Cash and cash equivalents	$83,982	$131,570
Accounts receivable and unbilled, net	120,733	110,480
Other current assets	16,552	17,699
Total current assets	221,267	259,749

Property and equipment, net	27,480	25,055
Goodwill and intangible assets, net	158,371	149,539
Other assets	16,208	11,553
Total assets	$423,326	$445,896

Liabilities and shareholders’ equity
Current liabilities	$80,912	$99,726
Long-term liabilities	104,937	97,394
Total liabilities	185,849	197,120

Total shareholders’ equity	237,477	248,776
Total liabilities and shareholders’ equity	$423,326	$445,896